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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

MAINSOURCE FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240

March 30, 2009

Dear Fellow Shareholders:

        We would like to invite you to attend the 2009 Annual Meeting of Shareholders of MainSource Financial Group, Inc. to be held on Wednesday, April 29, 2009 at 10:00 a.m., local time, at our Corporate Office Building located at 2105 North State Road 3 Bypass, Greensburg, Indiana. We have enclosed a copy of our 2008 Annual Report to Shareholders for your review.

        We hope you can attend the meeting. If you are unable to join us, however, we urge you to exercise your right as a shareholder and vote. The vote of every shareholder is important. Please mark, sign, date, and return the enclosed proxy card in the envelope provided. Your cooperation is appreciated.

        This Proxy Statement is first being mailed to shareholders on or about March 30, 2009.

Sincerely, Robert E. Hoptry Chairman of the Board

MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 29, 2009

To our Shareholders:

        The 2009 Annual Meeting of Shareholders of MainSource Financial Group, Inc. will be held at its Corporate Office Building located at 2105 North State Road 3 Bypass, Greensburg, Indiana, on Wednesday, April 29, 2009, beginning at 10:00 a.m. local time. At the meeting, shareholders will act on the following matters:

  1.
  Election of eight directors, each for a term of one year;

  2.
  Consideration and approval of a proposal to approve an amendment to the Company's Restated Articles of Incorporation, as amended, to increase the authorized shares of common stock to 100,000,000 shares from 25,000,000 shares;

  3.
  Approval of an advisory proposal on the Company's executive compensation policies and procedures;

  4.
  Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm (independent auditors) for the Company for the fiscal year ending December 31, 2009; and

  5.
  Any other matters that properly come before the meeting.

        Shareholders of record at the close of business on March 10, 2009 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

By Order of the Board of Directors, James M. Anderson Secretary

March 30, 2009
Greensburg, Indiana

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 29, 2009. This proxy statement and our 2008 Annual Report to Shareholders are available at www.mainsourcefinancial.com/eproxy.htm.

MAINSOURCE FINANCIAL GROUP, INC.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240

PROXY STATEMENT

        This proxy statement contains information related to the Annual Meeting of Shareholders of MainSource Financial Group, Inc. (the "Company" or "we") to be held on Wednesday, April 29, 2009, beginning at 10:00 a.m., local time, at the Company's Corporate Office Building, 2105 North State Road 3 Bypass, Greensburg, Indiana, and at any postponements or adjournments of the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q: What is the purpose of the annual meeting?

        At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting accompanying this proxy statement, including:

            (i)  the election of eight directors,

           (ii)  the approval of an amendment to our Restated Articles of Incorporation, as amended, to increase the authorized shares of common stock of the Company from 25,000,000 to 100,000,000,

          (iii)  an advisory proposal on our executive compensation policies and procedures, and

          (iv)  the ratification of the selection of Crowe Horwath LLP as the Company's independent registered public accountants for the year ending December 31, 2009.

In addition, the Company's management will report on the performance of the Company during the fiscal year ended December 31, 2008, and respond to questions from shareholders.

Q: Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on the record date, March 10, 2009, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

Q: Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-admitted basis. Registration will begin at 9:30 a.m.

Q: What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 20,136,632 common shares of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

 Q: How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q: Can I vote by telephone or electronically?

        If you are a registered shareholder (that is, if you hold your shares in certificate form), you may only vote in person or by written proxy.

        If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Q: Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Q: How do I vote my retirement plan and 401(k) shares?

        If you participate in the Company's 401(k) and Employee Stock Ownership Plan, you may vote shares credited to your account as of the record date. You may vote by instructing Community Bank, N.A., the trustee of the Plan, pursuant to the instruction card being provided with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by April 28, 2009. If you do not send instructions, the share equivalents credited to your account in the Plan will be voted by the trustee in the same proportion that it votes share equivalents in that Plan for which it did receive timely instructions. You may also revoke previously given voting instructions by April 28, 2009 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

Q: What are the Board's recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors (or "Board"). The Board's recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

  •
  for election of the nominated slate of directors (see pages 4-5);

  •
  for the amendment to the Company's Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000;

  •
  for the approval of the Company's executive compensation policies and procedures; and

  •
  for ratification of Crowe Horwath LLP as our independent registered public accounting firm.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

 Q: What vote is required to approve each item?

        Directors will be elected by a plurality of the votes cast at the meeting. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required for the approval of the amendment to the Company's Articles of Incorporation and the ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm.

        Because the vote on the approval of the Company's executive compensation policies and procedures is advisory, it will not be binding on the Board of Directors and no minimum number of votes is required.

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such "broker non-votes" will be counted in determining whether there is a quorum.

Q: What if other matters come up during the meeting?

        If any matters other than those referred to in the Notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.

Q: Who pays to prepare, mail and solicit the proxies?

        The Company pays all costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition, proxies may be solicited by mail, in person, or by telephone by certain of the Company's officers, directors and employees.

Q: Whom should I call with other questions?

        If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2008 Annual Report on Form 10-K, please contact: MainSource Financial Group, Inc., 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, Attention: Shareholder Relations, telephone: (812) 663-6734.

 PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of eight members each of whom serve a one year term. Eight members of the Board are to be elected at the Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve a one-year term. If any of them become unavailable to serve as a director, the Nominating/Corporate Governance Committee may recommend a substitute nominee for election. In that case, the persons named as proxies will vote for the substitute nominee designated by the Nominating Committee.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOLLOWING NOMINEES:

William G. Barron	Director since 1989

        Mr. Barron is a commercial-industrial real estate specialist. He has been Chairman and President of Wm. G. Barron Enterprises, Inc., a commercial real estate broker, manager and developer, since June 1994.

        In addition, Mr. Barron is President of Sperry Van Ness/The Barron Group, LLC, a commercial real estate franchise organized in 2007, Rent A Space To Go Parent, LLC, a self-storage and portable storage holding company, and Gunston, LLC, a real estate holding company. Rent A Space and Gunston were each organized in 2006.

Brian J. Crall	Director since 2005

        Mr. Crall is currently the Chief Executive Officer of CMD Holding. From July 2008 to March 2009, Mr. Crall served as the Resource Director for the YMCA of the USA. Mr. Crall also served as the Personnel Cabinet Secretary for the Commonwealth of Kentucky from June 2006 to January 2009 and the Deputy Secretary of the Executive Cabinet, Office of the Governor of the Commonwealth of Kentucky, from April 2004 to June 2006. Mr. Crall also served as CEO of Progress Printing Company from July 2000 until April 2004, and was the 13th District State Representative in the state of Kentucky from January 1995 until April 2004.

Philip A. Frantz	Director since 1987

        Mr. Frantz is a partner in Coldren & Frantz, a law firm located in Portland, Indiana. He has been a partner since the inception of the firm in 1971. Mr. Frantz is also President of Jay-Portland Abstract Company, Inc. and has held that position since 1978.

Rick S. Hartman	Director since 2000

        Mr. Hartman is President and Chief Executive Officer of The HRH Group, Ltd., a motel ownership and real estate management company. He is also managing partner of Hartman Properties and Hartman & Hartman, Ltd, and owner of Hartman and Associates.

D.J. Hines	Director since 2005

        Mr. Hines is Chief Executive Officer of Schuler Bauer Real Estate Services Inc., a real estate brokerage company, and has held this position since 1987. He is also President of Bugaboo

Developers, Inc. and a member of Whispering Pines Developers, LLC, a residential land development company.

Robert E. Hoptry	Director since 1983

        Mr. Hoptry currently serves as Chairman of the Board of the Company, and has held this position since the Company's inception in 1983. Mr. Hoptry also served as the Company's Interim President and Chief Executive Officer from February to August 2008. Mr. Hoptry was previously the President and Chief Executive Officer from the Company's inception in 1983 until his retirement in 1999.

Douglas I. Kunkel	Director since 2004

        Mr. Kunkel is the Vice President of Operations for Batesville Casket Company, a subsidiary of Hillenbrand, Inc. He has held this position since August 2005. During this time, Mr. Kunkel also served as Vice President, Global Supply Chain from May 2007 to September 2008. Prior to that, Mr. Kunkel was the Vice President and Chief Financial Officer of Batesville Casket Company from January 2002 to August 2005.

        Prior to joining Batesville Casket Company, Mr. Kunkel was Vice President and Controller of Hill-Rom Company, Inc. from 1999 until 2002 and was also the Director of International and Financial Planning of Hill-Rom Company, Inc. from 1993 until 1999. Before joining Hill-Rom, he spent six years in public accounting with Arthur Andersen.

Archie M. Brown, Jr.	Director since 2008

        Mr. Brown has served as the President and Chief Executive Officer of the Company since August 2008. Prior to joining the Company, Mr. Brown served as Executive Vice President, Commercial and Consumer Banking, of Integra Bank, N.A., from 2001 to July 2008. Mr. Brown also served as the Senior Vice President, Consumer Lending Manager of U.S. Bank (formerly Firstar Bank and Star Bank) from 1997 to 2001.

 INFORMATION ABOUT THE BOARD OF DIRECTORS

        The Board of Directors of the Company consists of eight directors. During the year ended December 31, 2008, the Board met 21 times. Each Director attended more than 75% of the aggregate of (i) all meetings of the Board held while he was a director and (ii) all committees on which he served during the period that he served on the committee. Additionally, all of the Directors attended the 2008 annual meeting of shareholders on May 1, 2008.

        The standing committees of the Board of Directors of the Company at the commencement of 2008 were the Audit, Compensation, Nominating/Corporate Governance, Corporate Loan and Executive Committees. The Board of Directors amended the charter for its Audit Committee in March 2009, the charter for the Nominating/Corporate Governance Committee in February 2008, and the charter for the Compensation Committee in February 2009. Copies of the Audit, Nominating/Corporate Governance, and Compensation Committee charters are available on the Company's website, www.mainsourcefinancial.com.

        Audit Committee.    The Audit Committee has sole authority for selecting and replacing the Company's independent auditor and approving its compensation. The Audit Committee is charged with assisting the Board in its oversight of: the arrangements for and scope of the audit by the independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; reviewing and monitoring the Company's policies relating to ethics and conflicts of interest; discussing with management and the independent accountants the Company's draft of the annual financial statements and key accounting disclosures and/or reporting matters; and reviewing the activities and recommendations of the Company's internal audit department. The Audit Committee also is charged with establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        In 2008, the Audit Committee met seven (7) times, each time on a day when the Board also met. The members of the Audit Committee are independent for purposes of the Audit Committee, as independence is defined in the NASDAQ Stock Market listing standards applicable to the Company. The Board has determined that director Douglas I. Kunkel is an "audit committee financial expert" as that term is defined in rules adopted under the Securities Exchange Act of 1934.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee has responsibility for (i)  developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next annual meeting of shareholders; (iii) overseeing the evaluation of the corporate and subsidiary Boards of Directors; and (iv) developing and recommending to the Board corporate governance guidelines applicable to the Company. The Nominating/Corporate Governance Committee also considers other matters, such as the size and composition of the Board and succession planning. The Nominating/Corporate Governance Committee will consider written recommendations from shareholders of the Company regarding potential management nominees for election as directors which are submitted to the Company's secretary on or before the date for shareholder nominations specified in the "Shareholder Proposals" section of this proxy statement.

        The Nominating/Corporate Governance Committee currently does not maintain any formal criteria for selecting directors and may take into consideration such factors and criteria as it deems appropriate. However, in reviewing qualifications for prospective nominees to the Board, the Nominating/Corporate Governance Committee may take into consideration, among other matters, the prospective nominee's judgment, skill, educational background or equivalent lifetime experience, integrity, reputation, possession of the ability to oversee the Company's business and affairs, the time available to serve, community involvement, civic-mindedness, and business and other experience. Nominees for the Board generally are expected to be identified by non-management members of the Board. The Nominating/Corporate Governance Committee presently has a policy of not nominating any individual who serves on the board of directors of any bank or bank holding company (other than the Company and its subsidiaries). The Nominating/Corporate Governance Committee does not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

        In 2008, the Nominating/Corporate Governance Committee held four (4) meetings, three (3) of which were on a day when the Board also met. The members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NASDAQ Stock Market listing standards applicable to the Company.

        Compensation Committee.    The Compensation Committee is charged with reviewing the Company's general compensation strategy and philosophy; establishing salaries and reviewing benefit programs for the Company's executive officers; reviewing, approving, recommending and administering the Company's incentive compensation plans and certain other compensation plans; and approving certain change in control contracts.

        In 2008, the Compensation Committee held twelve (12) meetings, six (6) of which were held on a day when the Board also met. The members of the Compensation Committee are independent, as independence is defined in NASDAQ Stock Market listing standards applicable to the Company.

        Executive Committee.    The Executive Committee exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made but do not require or merit discussion and review by the full Board. Additionally, the Executive Committee has and may exercise the powers and authority of the full Board between meetings of the Board. The Executive Committee did not meet in 2008.

        Corporate Loan Committee.    The Corporate Loan Committee exists for the purpose of providing loan approval and credit oversight of any loan of $5 million or greater and any loans to any borrower or affiliated borrower group whose total indebtedness to the Company is $5 million or greater. In 2008, the Corporate Loan Committee met 22 times, including two (2) times on a day when the Board also met.

Board Committee Membership

        The following is a list of the Board Committee memberships for 2008 and 2009:

Name	Executive Committee	Compensation Committee	Audit Committee	Corporate Loan Committee	Nominating/ Corporate Governance Committee
Archie M. Brown, Jr.	M			M
William G. Barron	M	C		M	M
Brian J. Crall			M		M
Philip A. Frantz				A	C
Rick S. Hartman	M		C	A	M
D.J. Hines		M		M
Robert E. Hoptry	C			C
Douglas I. Kunkel		M	M

M:
Member

C:
Chairman

A:
Alternate

Compensation of Directors

        Board members are compensated with a combination of cash and stock-based incentive compensation. The goal of the compensation package is to attract and retain qualified candidates to serve on the Board of Directors. In setting compensation, the Board considers primarily the fees paid by other financial institutions of similar size located in the four-state region of Indiana, Ohio, Kentucky and Illinois.

Director Compensation Table

        The table below summarizes the compensation paid by the Company to each non-employee Director for the fiscal year ended December 31, 2008.

Name (a)(1)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d)(2)	All Other Compensation ($) (e)	Total ($) (f)
William G. Barron	$48,800		—	—	—	$48,800
Brian J. Crall	$35,300		—	—	—	$35,300
Philip A. Frantz	$40,250	(3)	—	—	—	$40,250	(3)
Rick S. Hartman	$49,650	(4)	—	—	—	$49,650	(4)
D. J. Hines	$40,000		—	—	—	$40,000
Robert E. Hoptry(5)	$37,600	(5)	—	—	—	$37,600	(5)
Douglas I. Kunkel	$40,100		—	—	—	$40,100

(1)
Archie M. Brown, Jr., who served as the Company's President and Chief Executive Officer beginning in August 2008, is not included in this table as he is an employee of the Company and thus received no compensation for his service as a Director. The compensation received by Mr. Brown as an employee of the Company is shown in the Summary Compensation Table on page 21.

(2)
As of December 31, 2008, each Director had the following number of options outstanding: William G. Barron: 5,965; Brian J. Crall: 1,525; Philip A. Frantz: 5,965; Rick S. Hartman: 5,965; D. J. Hines: 1,525; Robert E. Hoptry: 5,965; and Douglas I. Kunkel: 2,575.

(3)
Includes $8,000 in fees for service as a director of MainSource Bank.

(4)
Includes $7,850 in fees for service as a director of MainSource Bank of Illinois.

(5)
Robert E. Hoptry served as the Company's Interim President and Chief Executive Officer from February to August, 2008. During this time Mr. Hoptry was compensated as an employee of the Company and thus received no compensation for his service as a Director. The compensation received by Mr. Hoptry as an employee of the Company is shown in the Summary Compensation Table on page 21.

        Cash Compensation.    For the fiscal year ending December 31, 2008, members of the Board were compensated based upon their attendance at meetings of the Board and Board committees, and further based upon whether the committee meetings occurred on the same day as the Board meetings or different days. Additionally, each non-employee director received an annual retainer for Board participation in the amount of $13,000, except the Chairman of the Board, who received an annual retainer of $26,000.

        The following is a list of the fees paid to directors for Board and committee attendance during 2008:

	Board Meetings	Committee Meetings
Chairman of the Board	$1,200 per meeting
Non-employee directors	$800 per meeting	$300 per meeting if held on a day when the Board also meets; $600 per meeting if held on a day when the Board does not meet; $600 per meeting for attendance at Audit Committee meetings
Chairman of the Audit Committee		$1,200 per meeting
Financial Expert of Audit Committee (if not Chairman)		$900 per meeting
Chairman of the Corporate Loan Committee		$450 per meeting if held on a day when the Board also meets; $900 per meeting if held on a day when the Board does not meet
Chairman of other Board Committees		$450 per meeting if held on a day when the Board also meets; $900 per meeting if held on a day when the Board does not meet

        Stock Option Program.    From time to time, each non-employee Director may receive options to purchase common stock of the Company with an exercise price equal to the fair market value on the date of grant. The options generally vest immediately upon grant. Until an option is exercised, shares subject to options may not be voted nor do they receive dividends. No options to purchase common stock were granted to non-employee directors during 2008.

Compensation Committee Interlocks and Insider Participation

        As noted above, the Compensation Committee members are William G. Barron, D.J. Hines and Douglas I. Kunkel, all of whom are independent directors under NASDAQ Stock Market listing standards. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries. No executive officer of the Company or its subsidiaries serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, nor has such an interlocking relationship existed in the past.

Certain Relationships and Related Transactions

        The Nominating/Corporate Governance Committee is responsible for reviewing and approving any transactions between the Company or its subsidiaries and any related party, including loans or extensions of credit and any sale of assets or other financial transactions. Our bank subsidiaries make loans in the ordinary course of business to our directors and executive officers, and to family members and other entities with which a director, an executive officer or a family member may be affiliated. These loans are subject to various federal and state banking laws and are made on substantially the same terms, including interest rates and collateral, as those provided for comparable transactions with other persons. We believe these loans do not involve more than a normal risk of collectability or present other unfavorable features. Our bank subsidiaries also provide directors and executive officers and their family members and other affiliated entities with other banking, trust, insurance and other financial services in the ordinary course of business.

        In November 2008, MainSource Bank purchased the former home of Archie Brown for $632,500, based on the average of two independent appraisals obtained at that time. Mr. Brown was required to relocate to a permanent residence within 25 miles of the Company's headquarters pursuant to the terms of his employment by the Company. MainSource Bank is currently marketing the home for sale.

        Additionally, W. Brent Hoptry, the son of Robert E. Hoptry, the Chairman of the Board of the Company, is the President and Chief Executive Officer of MainSource Bank of Illinois, a wholly-owned subsidiary of the Company.

 CORPORATE GOVERNANCE

General

        The Company aspires to the highest ethical standards for its employees, officers and directors, and remains committed to the interests of its shareholders. The Company believes it can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board of Directors has adopted policies and procedures designed to foster the appropriate level of corporate governance. Some of these procedures are discussed below. For further information, including electronic versions of our Code of Ethical Conduct and Code of Conduct, our Audit Committee Charter, our Compensation Committee Charter, our Nominating/Corporate Governance Committee Charter and our Corporate Governance Policy Regarding Majority Voting please contact us at (812) 663-6734 or visit our website at www.mainsourcefinancial.com.

Director Independence

        The Board of Directors has determined that a majority of the Board, including nominees William G. Barron, Brian J. Crall, Philip A. Frantz, Rick S. Hartman, D.J. Hines, and Douglas I. Kunkel, are independent, as independence is defined under revised listing standards of the NASDAQ Stock Market applicable to the Company. Mr. Brown is not deemed independent because he is the President and Chief Executive Officer of the Company. Mr. Hoptry is not deemed independent under the listing standards because his son is an executive officer of a bank subsidiary of the Company.

Corporate Governance Policy Regarding Majority Voting

        As part of the Company's continuing efforts to enhance corporate governance procedures, the Board of Directors has implemented a policy regarding director elections. Under the policy, in an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating/Corporate Governance Committee's recommendation within 90 days following the date of the shareholders' meeting at which the election occurred. Thereafter, the Company will promptly disclose the Board's decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a current report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. A copy of the Policy Regarding Majority Voting is available on the Company's web site at www.mainsourcefinancial.com.

Code of Ethics

        The Company has adopted a "Code of Ethical Conduct" to document the principles of conduct and ethics which are followed by the Company's executive officers as well as each corporate department manager, all loan review officers and each director of the Company, each person in an executive or senior management position for each subsidiary or division of the Company, all other persons occupying similar policy-making positions, and directors of any of the Company's affiliates or subsidiaries.

        The Company has also adopted a "Code of Conduct" to document the principles of conduct and ethics which are followed by the employees of the Company.

 Communications with Independent Directors

        Shareholders or other interested parties may contact the Company's Nominating/Corporate Governance Committee through correspondence addressed to MainSource Financial Group, Inc., Attn: Nominating/Corporate Governance Committee, P.O. Box 611, Greensburg, Indiana 47240. Only the Company's internal auditors have access to this post office box and will promptly forward communications received to the members of the Nominating/Corporate Governance Committee.

        An employee, officer, shareholder or other interested party who has an interest in communicating with the Independent Directors regarding financial matters may do so by directing communication to the Chairman of the Audit Committee, Rick S. Hartman. Messages for the Chairman of the Audit Committee or any other director, or the Board of Directors as a whole, may be mailed, faxed or e-mailed to the Company addressed to: Secretary, MainSource Financial Group, Inc., 2105 North State Road 3 Bypass, P.O. Box 2000, Greensburg, Indiana 47240, (812) 663-3220 (facsimile) or shareholder.relations@mainsourcefinancial.com (e-mail). All communications addressed to the Independent Directors will be forwarded to Mr. Hartman as representative of the Independent Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Program and Committee

        The Compensation Committee of the Company's Board of Directors is responsible for evaluating compensation levels and compensation programs for the Company's executive officers and for making recommendations to the Company's Board of Directors regarding appropriate compensation awards for executive management. The Committee seeks to provide executives with the opportunity to earn cash and non-cash compensation, and to encourage, motivate and reward the Company's executive management for achieving both current year performance and long-term shareholder value.

Compensation Philosophy and Objectives

        In general, the compensation policies adopted by the Committee are designed to attract, retain and motivate the Company's executives to meet the Company's business objectives with the goal of enhancing long-term shareholder value. Additionally, the policies seek to provide a vehicle for the Committee to evaluate and measure the performance of the Company and its executives, and to compensate executives in accordance with the results of those evaluations. The policies seek to align executive compensation with Company objectives, business strategy and financial performance. The Committee seeks to achieve these objectives through a blend of both cash and non-cash compensation.

        In applying these principles, the Company seeks to:

  •
  Reward executives for achieving certain business goals, including enhancing both short-term and long-term shareholder value;

  •
  Encourage an environment that rewards performance with respect to certain goals established by the Committee;

  •
  Integrate compensation programs with the Company's short and long-term business goals;

  •
  Attract and retain key executives critical to the long-term success of the Company;

  •
  Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of stock of the Company; and

  •
  Ensure that the Company's compensation policies and programs do not encourage the Company's executives to take unnecessary or excessive risks.

Compensation Consultant

        The Committee periodically retains an outside compensation consultant, Austin and Associates, to compare base salary and cash and non-cash incentive compensation programs, policies and objectives for the Company's executive officers with those of other financial institutions in the Company's peer group. The Committee exercises its judgment and discretion in reviewing and considering this analysis when establishing both cash and non-cash compensation levels for the Company's executive officers.

Peer Group

        As noted above, at times the Committee considers competitive industry salaries in determining cash and non-cash compensation of its executive officers. Specifically, the Company collects compensation information from a peer group of similarly-sized financial institutions located in the same geographic region as the Company. In determining the appropriate financial institutions to include in this peer group, the Committee consults with its external compensation consultant. In general, the peer group is made up of publicly-traded financial institutions between one and four billion dollars in assets, headquartered in non-metropolitan areas of a four state region of Indiana, Illinois, Kentucky and Ohio. The composition of the peer group is reviewed periodically and may change from time to time. The Committee believes that the peer group is appropriate because of the similarities among the financial institutions in market, size and deposits.

        The following table lists the companies comprising the peer group during 2008.

2008 Peer Group
Company Name (Ticker)

Centrue Financial Corporation (TRUE)	First Merchants Corp. (FRME)
Community Trust Bancorp, Inc. (CTBI)	Integra Bank Corp. (IBNK)
Farmers Capital Bank Corp. (FFKT)	Lakeland Financial Corp. (LKFN)
First Financial Bancorp (OH) (FFBC)	Peoples Bancorp, Inc. (PEBO)
First Financial Corp. (IN) (THFF)	QCR Holdings, Inc. (QCRH)

Elements of Executive Compensation

        The compensation programs of the Company for its executive officers are administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation programs for such persons are set forth in more detail below.

        The Company's compensation program for executives consists of three key elements:

  •
  base salary;

  •
  performance-based incentive (cash) bonus; and

  •
  long-term performance-based awards of stock options.

The Committee believes that this three-part approach best serves the interests of the Company and its shareholders. Under this approach, a portion of each executive's annual compensation is variable or "at risk;" namely, the performance-based incentive (cash) bonus and long-term performance-based awards of stock options.

        Base Salary.    Base salary for the Company's Chief Executive Officer is set by the Committee on an annual basis. Base salaries for the Company's executive officers other than its Chief Executive Officer, as well as changes in such salaries, are made on an annual basis and are based upon recommendations by the Chief Executive Officer of the Company. The Committee's compensation decisions take into account such factors as the annual financial results of the Company, industry salaries with the Peer Group, a subjective assessment of the nature and responsibilities of the position, the contribution and experience of the officer, and the length of the officer's service with the Company, its subsidiaries and predecessors.

        Performance-Based Incentive Bonus.    Cash bonuses are granted to executive officers on an annual basis under the Company's annual performance-based incentive bonus plan. The goals of the annual performance-based incentive bonus plan are to motivate the executive officers to maximize the Company's profits and to reward the executive officers for the attainment of certain established financial and non-financial goals and objectives.

        Prior to March 31 each year, the Committee, with input from the Company's Chief Executive Officer, establishes specific annual "performance targets" for each covered executive officer for a performance period of one year. The first target which must be met for each executive to be eligible for a bonus relates to growth in the Company's operating earnings per share. The Committee established this threshold target based upon its belief that if the operating earnings per share do not increase year over year, then the executives have not succeeded in creating any value to shareholders, and the payment of a bonus is inappropriate. Thus, if the operating earnings per share for a particular year have not increased by at least $.01 from the prior year, the executives are not eligible for a bonus.

        If the operating earnings per share threshold is met, then the Committee considers the Company's financial performance relative to the Peer Group and each individual executive's overall performance. The Committee weights each of the performance measures differently depending upon whether the executive is an employee of the Company or an affiliate, and depending upon the level of the executive's office. Group 1 is comprised solely of the Chief Executive Officer, Group 2 includes Mr. Smith and Mr. Anderson, and Group 3 includes Mr. Tressler. The Committee views each of these performance measures as important because each is an indicator of the profitability of the Company. Additionally, the Committee selected several measures to ensure that no single performance measure could be manipulated on a year-to-year basis.

        The following is a list of the performance measures considered by the Committee and the weights attached to each performance measure for each Group of executives:

	% of Total Bonus
Performance Measures	Group 1	Group 2	Group 3
Return on Average Assets	5%	5%	5%
Return on Average Equity	15%	14%	14%
Efficiency Ratio	10%	9%	9%
Earnings Per Share Growth	20%	20%	20%
Loan Growth	6%	5%	5%
Core Deposit Growth	4%	4%	4%
Loan Loss Reserve/Non Performing Assets (NPA)	4%	4%	4%
NPA/Total Assets	14%	13%	13%
Net Charge-Offs/Loans	12%	11%	11%

Subtotal	90%	85%	85%

Individual Performance	10%	15%	15%

Total Bonus Payout	100%	100%	100%

        The Committee assigns weights to different groups of executives based upon each executive's ability and responsibility to affect the results in that performance category. The Committee has established the Chief Executive Officer's annual cash incentive opportunity at a range of 0% to 70% of annual salary and has established the remaining executive officers' annual cash incentive opportunity at a range of 0% to 49% of annual salary, both based on the criteria listed above.

        Performance-Based Stock Options.    The Committee believes that periodic grants of stock options are a key component of the Company's executive compensation program because the grants ensure that the executive's financial interests are aligned with the long-term interests of the Company's shareholders. The options also encourage ownership in the Company and foster retention. Stock options are awarded by the Compensation Committee in its discretion based on each executive's responsibilities, historical contributions and anticipated future contributions, and the Company's achievement of the performance targets discussed above. The Chief Executive Officer's stock options are predetermined by a formula which is aligned and integrated with his cash bonus. Specifically, the options have a value equal to the Chief Executive Officer's earned bonus according to the Bonus Plan. In another words if his earned cash bonus was $50,000 then his stock options would be valued at $50,000, figured in accordance with the Black Sholes method used to value stock options.

        At the annual meeting of shareholders of the Company for 2007, the Company's shareholders approved the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (the "2007 Stock Incentive Plan"). The 2007 Stock Incentive Plan is intended to promote and align the interests of key employees, officers, directors, consultants, advisors and other service providers of the Company and its subsidiaries and affiliates in order to reward performance that enhances long term shareholder value, increases employee stock ownership and improves the ability of the Company and its subsidiaries and affiliates to attract, retain and motivate such persons. The 2007 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock awards. Incentive stock options may be granted only to employees. An aggregate of 650,000 shares of common stock are reserved for issuance under the 2007 Stock Incentive Plan.

        Prior to the approval by the shareholders of the 2007 Stock Incentive Plan, awards of stock options were made to executive management under the 2003 MainSource Financial Group, Inc. Stock Option Plan (the "2003 Plan"). The 2003 Plan was approved by shareholders at the 2003 Annual Meeting of Shareholders. The 2003 Plan provides for the grant of qualified (incentive) and non-qualified stock option awards. The 2003 Plan was intended to provide incentives to the Company's executive officers and key employees to work toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent the value of the Common Stock increases.

        Under both the 2007 Stock Incentive Plan and the 2003 Plan, the Committee has complete discretion in determining eligibility for participation and the number of stock options, if any, to be granted to a participant. The decision by the Committee to grant options is based on the incentive that the grant will provide and the benefits the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. All options granted by the Committee are priced at the fair market value of the shares at the time of the award. Annual awards of stock options to executives are generally made at the Committee's regularly scheduled meeting in February after the Company's financial results have been determined for the previous fiscal year and such results have been evaluated. Options generally vest as follows: 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, and an additional 40% at the end of the fourth year. Vesting and exercise rights cease upon termination of employment except in the case of death or disability (subject to a one year limitation). Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends.

        In addition to the three key elements noted above, the Company provides its executives with certain other benefits and perquisites, as follows:

        MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership.    The Committee considers and determines whether or not to make matching and/or profit sharing contributions to participants' accounts under the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan (the "Plan"). To be eligible to receive a matching contribution, a participant must make a pre-tax deferral to the Plan. To be eligible to receive a profit sharing contribution, a participant must have completed 1,000 "hours of service" (as defined in the Plan) with a participating employer in the Plan and must be employed on the last day of the Plan year unless the participant died, became disabled or retired pursuant to the Plan's early or normal retirement provisions. For 2008, the Committee determined to match funds contributed by participants at $0.80 of every dollar contributed to the 401(k) portion of the Plan, up to the first 8% of each participant's salary. Additionally, the Company made a profit sharing contribution to the 401(k) portion of the Plan equal to 3% of each participant's base salary. The benefits provided by the Company to employees of certain of its subsidiaries, including MainSource Insurance, LLC and MainSource Title, LLC, are similar to those provided to participants in the Plan, but differ as a result of differences in the way such employees are compensated.

        Perquisites.    The Company provides executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract, retain and motivate its executives. The Company periodically reviews the levels of perquisites and other benefits provided to executive officers. The perquisites currently granted to executive officers include the use of company automobiles, executive short-term disability insurance, relocation expenses, death benefits and membership in a local country club.

        Change in Control Agreements.    The Company has change in control agreements in place with certain named executive officers and certain other officers of the Company and its subsidiaries. The purpose of the change in control agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened change in control of the Company. Each change in control agreement becomes operative only upon a change in control. Payments under the agreements are in full settlement of all other severance payments that may otherwise be payable to the executive under any other severance plan or agreement of the Company. A more detailed discussion of the terms of the agreements is set forth on page 23. In determining the appropriate severance payments for each executive officer and the triggers for such severance payments, the Compensation Committee considered similar agreements offered by other financial institutions both in its peer group and elsewhere in the industry, the likelihood of a change in control, the need to continue the service of each executive officer in the event of a change in control, and the effect the change in control agreement would have on the ability to attract and retain executive officers in the absence of a threatened change in control.

Participation in Capital Purchase Program

        On October 3, 2008, the Emergency Economic Stabilization Act of 2008 ("EESA") was signed into law. EESA granted the U.S. Department of the Treasury the authority to implement and operate the Troubled Asset Relief Program. As part of this program, Treasury created the Capital Purchase Program (the "CPP"), which was designed to inject $250 billion into the financial services industry in order to encourage healthy financial institutions to build capital and increase the flow of financing to businesses and consumers.

        In addition to other requirements, participants in the CPP are required to adopt standards for executive compensation and corporate governance. These requirements remain in place for the period during which Treasury holds any investment in the financial institution. The executive compensation standards apply to the chief executive officer, the chief financial officer and the next three most highly compensated executive officers (the "SEOs"). A financial institution which participates in the CPP must:

  •
  ensure that its incentive compensation programs for its SEOs do not encourage unnecessary or excessive risks which threaten the value of the financial institution;

  •
  clawback any bonus or incentive compensation paid to its SEOs based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

  •
  not make any golden parachute payment to its SEOs upon a termination of employment for any reason other than a change in control; and

  •
  forego the tax deduction for any executive compensation paid to an SEO in excess of $500,000.

In January 2009, the Company issued shares of Series A preferred stock and warrants to purchase common stock to Treasury in exchange for $57 million. The Company and its SEOs, which consist of the same executive officers as are designated "named executive officers" for purposes of this Proxy Statement plus Jennifer Bullard, the Company's Vice President of Human Resources, all agreed to abide by the executive compensation provisions outlined above.

        On February 17, 2009 the American Recovery and Reinvestment Act of 2009 (the "ARRA") was passed, amending Section 111 of EESA to impose additional executive compensation restrictions on participants in the CPP, including the Company. These additional restrictions apply so long as Treasury holds preferred stock of the Company and are as follows:

  •
  SEOs are prohibited from receiving any severance payment from the Company for any reason, including in connection with a change in control of the Company.

  •
  SEOs are prohibited from receiving any bonus, retention award or incentive compensation payment from the Company. The Company may award SEOs restricted stock that does not vest during the period Treasury holds preferred stock of the Company provided that the value of the restricted stock is limited to an amount not greater than one-third of the SEOs total annual compensation.

  •
  Any bonus and incentive compensation paid to an SEO is subject to recovery or "clawback" by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

  •
  If the Secretary of Treasury determines that any bonus, retention award or other compensation paid to an SEO prior to the enactment of ARRA was inconsistent with the provisions of Section 111 of EESA, the CPP or otherwise contrary to the public interest, the Secretary of Treasury will seek to negotiate with the SEO and the Company for appropriate reimbursements.

        In accordance with the ARRA and based on recent guidance issued by the SEC, the Company has included a non-binding advisory shareholder vote on the Company's executive compensation plans, programs and arrangements in this Proxy Statement. See Proposal 3: Advisory Proposal on Executive Compensation Policies and Procedures.

        At this time Treasury has not yet issued guidance regarding the application of ARRA. Accordingly, the impact of ARRA on the Company's executive compensation program cannot be determined. The Company and the Compensation Committee will take any actions necessary to comply with the regulations once they are issued, including amending any of the Company's compensation plans as necessary. As described in more detail above, the Company's compensation program has historically included performance-based elements, including long-term incentive compensation. It appears that the Compensation Committee's ability to use these performance-based elements will be limited or removed under the ARRA regulations. As a result, the Compensation Committee intends to assess what actions may be necessary in response to these limitations in order to ensure that the executive compensation program will continue to fulfill its philosophy and objectives.

Compensation of Executives in 2008

        The executive compensation programs and policies discussed above apply to each of the named executive officers. The actual compensation awarded to each named executive officer in 2008 and as a result of the executive's and the Company's performance in 2008 is discussed below.

        Base Salary.    The Committee considered the base salary of each executive officer in February 2008, and determined, based upon the Company's financial performance during 2007, to increase each executive officer's base salary solely in an amount equal to the cost-of-living increase during the prior year. During the spring of 2008, following the resignation of the Company's Chief Executive Officer, the Committee increased the salary of Mr. Anderson, the Company's Chief Financial Officer, from $160,000 to $180,000 as a result of the additional responsibilities assumed by Mr. Anderson in assisting the interim Chief Executive Officer in both financial and strategic areas and based upon the Committee's review of salaries paid to other chief financial officers within the peer group.

        Performance-Based Incentive Bonus.    During 2008, the Company did not achieve growth in its operating earnings per share as compared to the Company's operating earnings per share in 2007. Accordingly, and as provided in the Company's performance-based incentive bonus plan, the Committee did not award any of the named executive officers a cash bonus for the year ended December 31, 2008.

        Performance-Based Stock Options.    Similarly, because the performance targets noted above were not met during 2008, the Committee determined not to grant any of the named executive officers options to purchase stock of the Company as a bonus based on the Company's performance in 2008.

Compensation of Interim President and Chief Executive Officer

        During the transition from the resignation of Mr. Saner until the hiring of Mr. Brown as President and Chief Executive Officer, Mr. Hoptry, at the request of the Board of Directors, agreed to serve as Interim President and Chief Executive Officer. As compensation for rendering these services, Mr. Hoptry was paid at the annual rate previously paid to Mr. Saner, or $325,000 per year. Mr. Hoptry was not paid any fees for his services as a director during the time he held the position of Interim President and Chief Executive Officer. The terms of Mr. Hoptry's employment were arrived at in arms-length negotiations between the Independent Directors and Mr. Hoptry, which the Compensation Committee determined to be fair and appropriate based on the services to be rendered by Mr. Hoptry, including the continuation of acquisition discussions with 1st Independence Financial Group, Inc. Mr. Hoptry served as Interim President and Chief Executive Officer from February 9, 2008 to August 3, 2008.

Compensation of New President and Chief Executive Officer

        On June 30, 2008, the Company entered into a letter agreement with Mr. Brown to serve as the Company's President and Chief Executive Officer effective August 4, 2008. Under the terms of the letter agreement, Mr. Brown receives a base salary of $315,000 per year, payable on the Company's regular payroll schedule, and is eligible for an annual cash bonus pursuant to the Company's Executive Performance Bonus Plan, prorated during 2008 to reflect the portion of the year Mr. Brown was employed by MainSource. Additionally, Mr. Brown was granted options to purchase 25,000 shares of common stock on the date he commenced employment, August 4, 2008, with an exercise price equal to the fair market value of the stock on the date of grant. The options vest on the fourth anniversary of the commencement of Mr. Brown's employment by the Company, so long as Mr. Brown is still employed by the Company on that date. Mr. Brown also executed a Change in Control Agreement which provides for severance benefits in certain circumstances following a change in control. This Agreement is discussed on page 23 below. In November 2008, the Company agreed to purchase Mr. Brown's former home for $632,500, based upon the average of two independent appraisals obtained at that time. The home purchase was in lieu of the Company's agreement to pay Mr. Brown up to 6% of the commissions on the sale of his former home. Mr. Brown was required to relocate to a permanent residence within 25 miles of the Company's headquarters pursuant to the terms of his employment by the Company. The Compensation Committee determined the compensation to be offered to Mr. Brown in connection with his offer of employment based upon its review of the compensation provided to the Company's former President and Chief Executive Officer and an evaluation of the responsibilities and duties of the position. The Compensation Committee determined that offering Mr. Brown stock options with a long vesting period rather than additional cash compensation, such as a signing bonus, would better align Mr. Brown's interests with the shareholders of the Company and therefore better mirror the philosophy and objectives of the Company's compensation program. The Compensation Committee negotiated the terms of Mr. Brown's employment on an arms length basis and determined that those terms were fair and appropriate.

 Accounting and Tax Considerations

        The Company's compensation program is intended to comply with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. As discussed above, this limitation was amended by Section 111 of EESA by adding a new Code Section 162(m)(5) to limit tax deductions on compensation exceeding $500,000, disregarding performance-based compensation, for the period during which the Company participates in CPP. The Company intends not to have any individuals with non-performance based compensation paid in excess of the Code Section 162(m) tax deduction limit. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Code Section 409A, and such benefits do not comply with Code Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to federal and state income tax, an underpayment interest penalty and an additional federal income tax of 20% of the benefit includible in income.

Report of the Compensation Committee

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Additionally, the Compensation Committee of the Company has reviewed the compensation programs for the SEOs and certifies that the compensation programs do not encourage unnecessary and excessive risk taking by the SEOs.

Members of the Compensation Committee
/s/ WILLIAM G. BARRON (Chairman) /s/ D.J. HINES /s/ DOUGLAS I. KUNKEL

Summary Compensation Table

        The following table sets forth information concerning total compensation earned or paid to our current and former Chief Executive Officer, our Interim Chief Executive Officer, our Chief Financial Officer and our two most highly compensated executive officers who served in such capacities as of December 31, 2008, each of whom had total annual compensation exceeding $100,000 in 2008 or in either of the preceding two years (the "named executive officers"), for services rendered to the Company during the fiscal year ended December 31, 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	All Other Compensation ($) (h)		Total ($) (i)
Archie M. Brown, Jr.(3)	2008	$109,038	—	—	$9,712	—	$1,027		$119,777
President and Chief Executive Officer
Robert E. Hoptry(4)	2008	$186,619	—	—	—	—	$543		$187,162
Interim President and Chief Excutive Officer
James L. Saner, Sr.(5)	2008	$71,635	—	—	$54,585		$525,732	(5)	$651,952
Former President and Chief	2007	$344,852	—	—	$29,036	—	$24,650	(5)	$398,538
Executive Officer	2006	$329,035	—	—	$14,550	$61,263	$25,201	(5)	$430,049
James M. Anderson	2008	$174,592	—	—	$7,025	—	$22,516	(6)	$204,133
Chief Financial Officer	2007	$158,945	—	—	$7,950	—	$20,151	(6)	$187,046
	2006	$139,885	—	—	$3,575	$24,725	$18,858	(6)	$187,043
Jeffrey C. Smith	2008	$192,809	—	—	$5,875	—	$3,664		$202,348
Chief Operating Officer	2007	$186,689	—	—	$5,875	—	$934		$193,498
Daryl R. Tressler	2008	$225,887	—	—	$2,465	—	$26,373	(7)	$254,725
Chief Banking Officer	2007	$224,813	—	—	$5,703	—	$27,250	(7)	$257,766
	2006	$216,560	—	—	$1,500	$32,787	$25,681	(7)	$276,528

(1)
Refer to Note 21, "Stock Option Plans," in the Notes to Consolidated Financial Statements included in the annual report on Form 10-K filed on March 13, 2009, for the relevant assumptions used to determine the valuation of our option awards.

(2)
Represents performance-based incentive bonuses paid in March 2007 for each executive's performance during the fiscal year ended December 31, 2006. For a more detailed discussion of the Performance-Based Incentive Bonus Plan, see page 14 of the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
Mr. Brown became President and CEO of the Company on August 4, 2008.

(4)
Mr. Hoptry served as Interim President and CEO of the Company from February 9, 2008 to August 3, 2008.

(5)
Mr. Saner resigned as President and Chief Executive Officer on February 8, 2008. "Other Compensation" includes (a) $487,500 of severance (2008 only), (b) $26,607 attributable to the transfer of title of an automobile from the Company to Mr. Saner (2008 only), (c) the value attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service guidelines) (2006 and 2007 only), (d) the matching contribution and a 3% profit sharing contribution made by the Company to the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan (the "401(k) Plan") and (e) the cost of a country club membership.

(6)
Includes (a) the value attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service guidelines), (b) the matching contribution and a 3% profit sharing contribution made by the Company to 401(k) Plan, and (c) the cost of a country club membership.

(7)
Includes (a) the value attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service guidelines), (b) the matching contribution and a 3% profit sharing contribution made by the Company to the 401(k) Plan, and (c) the cost of a country club membership.

 Outstanding Equity Awards at Fiscal Year-End

        The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above as of December 31, 2008.

Stock Awards
	Option Awards(1)								Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Archie M. Brown, Jr.	-0-	25,000	—	17.92	8/3/18	—	—	—	—
James L. Saner, Sr.	17,364 16,538 15,750 5,250 16,555	— — — — —	—	13.36 21.20 20.57 18.04 17.01	5/19/13 2/23/14 2/22/15 2/22/16 2/20/17	—	—	—	—
Robert E. Hoptry	1,737 1,654 1,050 525 1,000	— — — — —	—	13.36 21.20 20.57 18.04 17.01	5/18/13 2/22/14 2/21/15 2/21/16 2/19/17	—	—	—	—
James M. Anderson	1,737 2,481 2,625 1,575 1,500	— — — 1,050 3,500	—	13.36 21.20 20.57 18.04 17.01	5/19/13 2/23/14 2/22/15 2/22/16 2/20/17	—	—	—	—
Jeffrey C. Smith	1,575 300	3,675 700	—	17.81 17.01	11/20/16 2/20/17	—	—	—	—
Daryl R. Tressler	6,078 4,134 4,200 945 300	— — — 630 700	—	13.36 21.20 20.57 18.04 17.01	5/19/13 2/23/14 2/22/15 2/22/16 2/20/17	—	—	—	—

(1)
All option awards and exercise prices are adjusted for stock splits and stock dividends since the date of grant.

        Except for options granted to Archie M. Brown, Jr., in connection with his acceptance of the position of President and Chief Executive Officer, all of the options granted to the named executive officers are incentive stock options granted pursuant to the 2003 Plan. The terms of the options provide for vesting in four installments, with 10% vesting at the end of the first year, 20% at the end of the second year, 30% at the end of the third year and 40% at the end of the fourth year. In 2005, the vesting of the options expiring on February 23, 2014 and February 22, 2015, were accelerated to provide for immediate vesting. All of the options have a total life of 10 years. A more detailed discussion of the 2003 Plan is set forth on page 16 of the Compensation Discussion and Analysis Section of this Proxy Statement. The options granted to Mr. Brown on August 4, 2008 were granted pursuant to the terms of the 2007 Stock Incentive Plan, have a term of ten years from the date of grant and vest on the fourth anniversary of the grant date, so long as Mr. Brown remains employed by the Company on that date. A more detailed discussion of the 2007 Stock Incentive Plan is set forth on page 16 of the Compensation Discussion and Analysis Section of this Proxy Statement.

 Post Employment Compensation

Separation Agreement With Mr. Saner

        On February 21, 2008, the Company entered into a Confidential Separation Agreement and Release with Mr. Saner pursuant to which Mr. Saner resigned as President and Chief Executive Officer of the Company effective as of February 8, 2008. In connection with Mr. Saner's resignation, the Company provided Mr. Saner with the following benefits as severance:

  •
  Severance pay in the amount of $487,500, less all required taxes and withholdings, to be paid in equal bi-weekly installments beginning on the effective date of the Separation Agreement through December 31, 2008;

  •
  If Mr. Saner elects continued coverage under COBRA, then the Company will pay the COBRA premiums necessary to continue medical insurance coverage for Mr. Saner and his spouse for a period of 18 months after termination (provided that such COBRA payments will terminate upon his commencement of new employment by an employer that offers health care coverage to its employees);

  •
  Title to the Company automobile previously assigned to Mr. Saner;

  •
  Payment of Mr. Saner's country club membership dues for the remainder of 2008;

  •
  The basic life insurance policy previously maintained by the Company for Mr. Saner's benefit was converted to a personal life insurance policy for Mr. Saner; and

  •
  All of Mr. Saner's stock option agreements were amended to provide for immediate vesting of any remaining unvested stock options and to allow Mr. Saner to exercise those options until the expiration of the option term set forth in the agreements, provided, however, that if Mr. Saner did not exercise vested stock options within three months after the effective date of the Separation Agreement the options automatically became non-qualified options rather than incentive options.

        In consideration for the separation benefits set forth above, Mr. Saner agreed to release all claims he may have against the Company, not to disparage the Company, not to divulge any trade secrets or other confidential information regarding the Company, not to compete with the Company for a period of 18 months within a 25 mile radius of any branch of the Company, and not to solicit any customers or employees of the Company for a period of 18 months.

Change in Control Agreements

        The Company currently has Change in Control Agreements in place with certain named executive officers and certain other officers of the Company or our subsidiaries. References to executives in this description of Change in Control Agreements are only to Mr. Brown, Mr. Anderson, Mr. Smith and Mr. Tressler. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened "Change in Control," which is defined in the Agreements to have occurred if:

  •
  A majority of the directors as of the date of the agreement is replaced other than as the result of nomination or election by at least two-thirds of the incumbent directors;

  •
  Any person acquires beneficial ownership of 25% or more of the combined voting power of the Company's then outstanding securities, other than in certain circumstances specified in the change in control agreement;

  •
  A merger, consolidation, share exchange or similar form of corporate transaction is consummated, unless (a) holders of voting securities of the Company outstanding immediately prior to the merger represent more than 40% of the total voting power of the securities of the surviving company outstanding immediately after such transaction; (b) no person is or becomes the beneficial owner of more than 25% of the total voting power of the securities of the surviving corporation; and (c) at least one-half of the members of the board of directors of the surviving corporation were directors of the Company at the time of the Board's approval of the transaction; or

  •
  The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the sale of all or substantially all of the Company's assets.

        Each Agreement becomes operative only upon both a change in control and the subsequent termination of employment of the executive under circumstances covered by the Agreement. Payments under the Change in Control Agreements are in full settlement of all other severance payments that may otherwise be payable to the executive under any other severance plan or agreement of the Company. The following discussion summarizes the key provisions of the Change in Control Agreements.

        If the employment of any of the executive officers is terminated during the two-year period (or an 18-month period in the case of Mr. Smith or 12-months in the case of Mr. Brown) following a Change in Control of the Company, either by the Company other than for "Cause" (as defined in the Agreements) or by the executive for "Good Reason" (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing six months after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive's unpaid salary and bonus amounts that have become payable, plus a pro-rata portion of such executive's annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to 2.99 times in the case of Mr. Brown, 2 times in the case of Mr. Anderson and Mr. Tressler, and 1.5 times in the case of Mr. Smith, the sum of (i) the executive's highest annual rate of base salary during the 12-month period immediately prior to his termination of employment, and (ii) the executive's annual performance-based incentive bonus earned for the last completed fiscal year of the Company; and (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of two years (or 18 months in the case of Mr. Smith or 12 months in the case of Mr. Brown) following the executive's date of termination of employment. If the executive's date of termination is within two years (or 18 months in the case of Mr. Smith or Mr. Brown) of the earliest date on which such termination could be considered a "Retirement" (as defined in the Agreements), the benefits described in (b) and (c) in the preceding sentence will be reduced accordingly. In the event that payments related to a Change in Control to any executive under the Agreements or otherwise are subject to excise tax under Code Section 4999, the Company will provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

 Potential Payments Under Change in Control Agreements.

        Had a change in control occurred during the fiscal year ended December 31, 2008, and had their employment been terminated on December 31, 2008, Mr. Brown, Mr. Smith, Mr. Anderson and Mr. Tressler would have been eligible to receive the payments and benefits set forth below.

Name	Salary ($)	Bonus ($)	Benefits ($)(1)	Gross Up ($)	Total ($)
Archie M. Brown, Jr.	$941,850	—	$22,245	—	$964,095
Jeffrey C. Smith	$286,500	—	$17,563	—	$304,063
James M. Anderson	$360,000	—	$986	—	$360,986
Daryl R. Tressler	$450,000	—	$16,688	—	$466,688

(1)
Consists of medical, dental, accident, disability and life insurance benefits. The value is based upon the type of insurance coverage the Company carried for each executive officer as of December 31, 2008, and is valued at the premiums in effect on December 31, 2008. This amount was calculated with the assumptions used for financial reporting purposes under generally accepted accounting principles in accordance with Financial Accounting Standard 106 issued by the Financial Accounting Standards Board.

        Acceleration of Options.    Additionally, both the 2003 Plan and the 2007 Stock Incentive Plan provide for the acceleration of the vesting of options upon the occurrence of a change in control (as defined in the applicable plan). Had a change in control occurred on December 31, 2008, none of the named executive officers would have received any additional benefit under the 2003 Plan or the 2007 Stock Incentive Plan, as all options outstanding as of that date were either: 1) fully vested, or 2) priced above the fair market value of the Company's stock on December 31, 2008 as reported on the Nasdaq stock market.

Equity Compensation Plan Information

        The following table summarizes certain information regarding the Company's equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	262,441	$18.02	621,000
Equity compensation plans not approved by security holders	—	—	—

Total	262,411	$18.02	621,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the number of our common shares beneficially owned as of December 31, 2008 (unless otherwise indicated) by each person known to the Company to own beneficially more than five percent (5%) of the issued and outstanding common stock of the Company:

Name and address of beneficial owner	Aggregate Number Of Shares Beneficially Owned		Percent of Shares Outstanding(1)
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,402,507	(1)	6.97%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,235,171	(2)	6.13%

(1)
This information is based on information filed with the Securities and Exchange Commission via Schedule 13G on February 9, 2009. Dimensional Fund Advisors LP ("DFA"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, DFA possesses investment and/or voting power over the shares of Company common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. DFA disclaims beneficial ownership of such securities.

(2)
This information is based on information filed with the Securities and Exchange Commission via Schedule 13G on February 5, 2009 by Barclays Global Investors, NA and its affiliated entities. Barclays Global Investors, NA is the beneficial owner of 712,106 shares, has sole voting power with respect to 679,157 shares and sole dispositive power with respect to all reported shares. Barclays Global Fund Advisors is the beneficial owner of 523,065 shares, and has sole voting power and sole dispositive powers with respect to all reported shares.

        The following table shows the number of our common shares beneficially owned as of March 3, 2009 by the Company's nominees for election as directors, the executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name (Age)	Aggregate Number Of Shares Beneficially Owned		Percent of Shares Outstanding(1)
James M. Anderson (37)	16,605	(2)	*
William G. Barron (59)	881,930	(3)	4.3%
Archie M. Brown, Jr. (48)	2,670	(4)	*
Brian J. Crall (49)	5,043	(5)	*
Philip A. Frantz (64)	53,401	(6)	*
Rick S. Hartman (53)	281,075	(7)	1.4%
D.J. Hines (57)	17,113	(8)	*
Robert E. Hoptry (70)	184,668	(9)	*
Douglas I. Kunkel (44)	6,037	(10)	*
James L. Saner, Sr. (57)	143,564	(11)	*
Daryl R. Tressler (57)	92,126	(12)	*
Jeffrey C. Smith (54)	2,290	(13)	*

All directors and executive officers as a group (12 persons)	1,666,522		8.3%

*
Represents less than 1% of the Company's outstanding common shares.

(1)
Based on the number of shares outstanding at March 10, 2009.

(2)
Includes 251 shares owned of record by Mr. Anderson as custodian for his daughter, 367 shares owned of record by Mr. Anderson as custodian for his son, 1,535 shares owned of record by Mr. Anderson jointly with his wife, 4,532 shares held on his behalf under the Company's 401(k) Plan, and 9,918 shares to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act of 1934 (the "Exchange Act").

(3)
Includes 35,885 shares held in IRAs on Mr. Barron's behalf, 39,907 shares held in IRAs on behalf of Mr. Barron's wife, 77,656 shares held in 2 irrevocable trusts of which Mr. Barron is the co-trustee, 231,578 shares held in a trust of which Mr. Barron's wife is the trustee, 133,838 shares owned by a limited partnership of which Mr. Barron is the controlling partner, 4,564 shares owned of record by Mr. Barron as custodian for his son, 10,348 shares owned of record by Mr. Barron as custodian for his daughter, 303,881 shares held in a trust of which Mr. Barron is co-trustee and has a one-fourth pecuniary interest, and 5,966 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act. Mr. Barron disclaims beneficial ownership of the 303,881 shares held in the trust of which he is a co-trustee except to the extent of his pecuniary interest therein.

(4)
Includes 1,500 shares owned of record by Mr. Brown jointly with his wife and 1,170 shares held on his behalf under the Company's 401(k) Plan.

(5)
Includes 1,525 shares to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

(6)
Includes 1,903 shares owned of record in an IRA on behalf of Mr. Frantz's wife, 18,995 shares owned of record by Mr. Frantz jointly with his wife, 10,901 shares held in an IRA on behalf of Mr. Frantz and 5,966 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

(7)
Includes 25,309 shares held in IRAs on Mr. Hartman's behalf, 9,475 shares owned of record by Mr. Hartman's wife, 5,877 shares held in IRAs on behalf of Mr. Hartman's wife, 85,957 shares held in a revocable trust of which Mr. Hartman is the trustee and has a one-fourth remainder interest therein, 82,663 shares held in a revocable trust of which Mr. Hartman is the trustee and has a one-fourth remainder interest therein, 10,646 shares owned of record by Mr. Hartman's wife as custodian for his 2 children, and 5,966 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act. Mr. Hartman disclaims any beneficial interest in the shares owned directly or indirectly by his wife and in the shares held in the revocable trusts of which Mr. Hartman is the trustee except to the extent of his pecuniary interest therein.

(8)
Includes 10,412 shares held of record in an SEP on Mr. Hines' behalf, 572 shares owned of record by Mr. Hines jointly with his wife, 502 shares held of record in an IRA on behalf of Mr. Hines' wife, 393 shares owned of record by Mr. Hines' wife jointly with their daughter, 74 shares owned of record by Mr. Hines' wife jointly with their son, 318 shares owned of record by Mr. Hines' wife as custodian for their son, 100 shares owned of record by Mr. Hines for benefit of his grandson, and 1,525 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

(9)
Includes 52,512 shares held in an IRA on behalf of Mr. Hoptry, 2,591 shares held in an IRA on behalf of Mr. Hoptry's wife, and 5,966 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act. Mr. Hoptry disclaims any beneficial interest in the shares owned by the IRA on behalf of his wife. Additionally, Mr. Hoptry has pledged an aggregate of 69,135 shares in accordance with the terms and conditions of a brokerage firm's customary margin account requirements.

(10)
Includes 3,462 shares owned of record by Mr. Kunkel jointly with his wife, and 2,575 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

(11)
Includes 1,050 shares owned of record by Mr. Saner jointly with his children and 71,487 as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

(12)
Includes 1,498 shares owned of record by Mr. Tressler jointly with his wife, 51,721 shares held on his behalf under the Company's 401(k) Plan, 6,037 shares owned of record by Mr. Tressler's wife, 856 shares owned by Mr. Tressler's wife jointly with his daughter, 862 shares owned by Mr. Tressler's wife jointly with his son, 500 shares owned by Mr. Tressler's wife as custodian for his grandson, 500 shares owned by Mr. Tressler's wife as custodian for his granddaughter, and 15,657 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act. Additionally, Mr. Tressler has pledged an aggregate of 1,255 shares in accordance with the terms and conditions of a brokerage firm's customary margin account requirements.

(13)
Includes 415 shares held of record on his behalf under the Company's 401(k) Plan and 1,875 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) of the Exchange Act.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE COMPANY'S
RESTATED ARTCLES OF INCORPORATION, AS AMENDED, TO INCREASE THE
AUTHORIZED SHARES OF COMMON STOCK.

        Under the Company's existing Restated Articles of Incorporation, as amended, the Company is authorized to issue 25 million shares of common stock and 400,000 shares of preferred stock. As of the record date, March 10, 2009, 20,136,632 shares of common stock were issued and outstanding. An additional 391,734 shares of common stock are reserved for issuance pursuant to issued and outstanding stock options, 502,834 shares are reserved for future issuance pursuant to the Company's stock option plans, and 571,906 shares are reserved for issuance pursuant to the warrant issued by the Company to Treasury as part of the CPP. Only 3,397,164 shares of common stock remain available for issuance. The Board of Directors is requesting the shareholders to approve an amendment to the Company's Restated Articles of Incorporation increasing the number of authorized shares of common stock to 100 million. The text of the proposed amendment is set forth in Appendix A to this Proxy Statement.

        The Board of Directors believes that the increase in the number of authorized common shares is advisable and in the best interests of the Company and its shareholders for several reasons. The increase in the number of authorized common shares would permit the Board of Directors to issue stock without further shareholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. Approval of this proposal would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve a contemplated stock issuance. Although the Company presently contemplates no particular transaction involving the issuance of common stock, the Company's management and Board of Directors believes it is in the best interests of the Company and the shareholders to be prepared to issue common stock without the necessity of another shareholders' meeting should additional common stock be a component of any future raising of capital.

        The approval of an amendment authorizing additional common shares will not cause any change or dilution to the rights of existing holders of common stock of the Company, unless and until such time as any common shares are actually issued by the Board of Directors.

        The Board of Directors unanimously recommends that you vote "FOR" approval of the Amendment to the Restated Articles of Incorporation, as amended, of the Company.

 PROPOSAL 3: APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

        On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009 (the "ARRA"). Among other matters, the ARRA expands the executive compensation restrictions which were previously imposed under the EESA and is applicable to any entity that has received financial assistance under the capital purchase program. The ARRA also contains provisions requiring entities that have received assistance under the capital purchase program to permit a non-binding vote by shareholders on the company's senior executive compensation. This type of vote, commonly called a "say on pay" vote, allows shareholders to cast an advisory vote on the compensation policies and procedures of a particular entity.

        On January 16, 2009, the Company issued shares of its Series A Preferred Stock and warrants to Treasury in exchange for $57 million as part of the capital purchase program. Accordingly, the Company is subject to the provisions of the ARRA.

        The Board of Directors of the Company believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are closely aligned with the long-term interests of shareholders. As a shareholder, you have an opportunity to approve the Company's executive compensation program through the following resolution:

          "Resolved, that the shareholders hereby approve the overall executive compensation policies and procedures employed by the Company with respect to its named executive officers, as described in the Compensation Discussion and Analysis and the related tabular disclosure contained in the Company's Proxy Statement for its 2009 Annual Meeting."

        Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling a decision by the Board. Your vote will also not create or imply any additional fiduciary duty by the Board or restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

        The Board of Directors recommends a vote "FOR" approval of this resolution.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF CROWE HORWATH, LLP AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS)

        At its February 2009 meeting, the Audit Committee of the Board of Directors recommended and approved the appointment of Crowe Horwath LLP (formerly Crowe Chizek & Company LLC) as the Company's independent public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2009. The Company is seeking the shareholders' ratification of such action.

Report of the Audit Committee

        The Audit Committee of MainSource Financial Group, Inc. is composed of three directors who the Board of Directors has determined are "independent" as defined by NASDAQ Stock Market listing standards. The Audit Committee's responsibilities are set forth in a written charter approved by the Board of Directors. The charter is also reviewed annually by the Audit Committee. A copy of the Audit Committee charter is available on the Company's website at www.mainsourcefinancial.com. The Audit Committee has determined that its members meet the financial literacy requirements of the NASDAQ Stock Market listing standards.

        Management of the Company has primary responsibility for the Company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. This audit serves as a basis for the auditor's opinion in the annual report to shareholders addressing whether the financial statements fairly present the Company's financial position, results of operations and cash flows and for the auditor's report regarding management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. For the fiscal year ended December 31, 2008, the Audit Committee engaged Crowe Horwath LLP to serve as the Company's independent auditor.

        In discharging its oversight responsibility, the Audit Committee met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2008 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) for independent auditor communications with Audit Committees concerning independence, and the Audit Committee discussed with the independent auditor that firm's independence. In addition, the Audit Committee approved in advance all non-audit engagements by the Company's independent auditor. The Audit Committee determined that the independent auditor's provision of non-audit services to the Company is compatible with maintaining that firm's independence.

        Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

        Respectfully submitted by the members of the Audit Committee:

                      /s/ RICK S. HARTMAN (Chairman)
                      /s/ DOUGLAS I. KUNKEL
                      /s/ BRIAN J. CRALL

 Fees Paid to Independent Registered Public Accountants

        The following table presents fees for professional services rendered by Crowe Horwath LLP for the audit of the Company's annual financial statements for 2007 and 2008 included on Form 10-K, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, the review of the interim consolidated financial statements included in Forms 10-Q filed during the years 2007 and 2008, and the review of various other SEC filings during 2007 and 2008. Fees billed for audit-related services, tax services and all other services rendered by Crowe Horwath LLP for 2007 and 2008 are also presented below. Representatives from Crowe Horwath LLP are not expected to be present at the meeting.

	2007	2008
Audit Fees	$301,000	$289,700
Audit-Related Fees(1)	34,410	17,750
Tax Fees(2)	49,205	113,850
All Other Fees(3)	2,625	12,225

Total	$387,240	$433,525

(1)
Includes fees, including reimbursement of expenses, paid for the audit of the Company's benefit plans, required FDICIA reporting procedures and consulting on various accounting and auditing matters.

(2)
Includes fees paid for income tax return preparation, assistance with quarterly tax estimates and consulting on various tax matters.

(3)
Includes fees paid for all other services including consulting services provided relating to compliance with Sarbanes-Oxley Section 404 and a review of the asset liability management program.

Pre-Approval by Audit Committee of Independent Accountant Services

        The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditor, except as described below.

        Under its current charter, it is the policy of the Audit Committee to pre-approve all non-audit services, including tax work, or other allowable services to be performed by external accountants or auditors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by Crowe Horwath LLP pursuant to these exceptions in the 2008 fiscal year.

 SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the following exceptions:

        Philip A. Frantz failed to file a Form 5 with respect to gifts of 323 shares which occurred on December 17, 2008. These gifts were reported in Mr. Frantz's next Form 4. Robert E. Hoptry failed to file a Form 5 with respect to gifts of 1,000 shares and 550 shares which occurred on March 3, 2008 and on June 16, 2008 respectively. These gifts were reported in Mr. Hoptry's next Form 4. Robert E. Hoptry failed to complete the timely filing of a Form 4 with respect to the sale of 7,500 shares which occurred on September 8, 2008. The sale was reported in Mr. Hoptry's next Form 4. William G. Barron failed to complete the timely filing of a Form 4 with respect to the purchase of 74 shares on behalf of his minor son which occurred on March 17, 2008. This purchase was subsequently reported by Mr. Barron in a Form 4.

SHAREHOLDER PROPOSALS

        To be considered for inclusion in next year's proxy statement, shareholder proposals must be submitted in writing by November 30, 2009, to the Company's Secretary, 2105 North State Road 3 Bypass, Greensburg, Indiana 47240. In addition, the Company's By-laws provide that any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Company written notice not less than 60 days or more than 90 days before the meeting, and the notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to the Company's Secretary. The persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days before the meeting, and also retain such authority under certain other circumstances. For additional information regarding the shareholder nomination process, please see "Communications with Independent Directors" on page 12.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE 2009 ANNUAL MEETING

        The U.S. Securities and Exchange Commission recently adopted new e-proxy rules that require companies to post their proxy materials on the internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, we have chosen to follow the SEC's "full set" delivery option, and therefore, although we are posting a full set of our proxy materials (this proxy statement, the proxy card and our Annual Report to Shareholders for the fiscal year ended December 31, 2008) online, we are also mailing a full set of our proxy materials to our shareholders by mail. The Company's Proxy Statement for the 2009 Annual Meeting of Shareholders, Proxy Card and Annual Report to Shareholders for the fiscal year ended December 31, 2008, are available at: www.mainsourcefinancial.com/eproxy.htm.

        We are mailing a full set of our printed proxy materials to shareholders of record on or about March 30, 2009. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above. These proxy materials will be available free of charge.

 ADDITIONAL INFORMATION

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with account holders who are shareholders of the Company will be "householding" our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once "householding" communications to your address begin, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding." If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Secretary, MainSource Financial Group, Inc., 2105 North State Road 3 Bypass, Greensburg, Indiana 47240 or (3) contact the Secretary of the Company, James M. Anderson, at (812) 663-6734. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or if you are a record holder of Company shares, contact the Secretary of the Company. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Advance Notice Procedures for Annual Meeting Business

        Under our By-laws, no business may be brought before an annual meeting unless in one of the following ways: (i) it is specified in the notice of the meeting (which includes shareholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934); (ii) such business is otherwise brought before the meeting by or at the direction of the Board of Directors; or (iii) such business is brought before the meeting by a shareholder who has delivered notice to the Company (containing certain information specified in our By-laws) not less than 60 nor more than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

OTHER MATTERS

        As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors, James M. Anderson Secretary

March 30, 2009

APPENDIX A

        Article II of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to increase the number of authorized shares of common stock to 100,000,000 shares by amending and replacing the first sentence of Article II with the following:

"ARTICLE II
Authorized Shares

        The total number of shares that the Corporation shall have the authority to issue is 100,400,000 shares, which shall be divided into the following classes:

        100,000,000 Common Shares; and

        400,000 Preferred Shares."

A-1

MainSource Financial Group, Inc.

Greensburg Indiana

Proxy for 2009 Annual Meeting of Shareholders

(Please Complete, Sign, Date and Return Promptly)

The undersigned shareholder of MAINSOURCE FINANCIAL GROUP, INC. (“Company”), Greensburg, Indiana, does hereby nominate, constitute and appoint  PHILIP A. FRANTZ, RICK S. HARTMAN and ROBERT E. HOPTRY, or any of them (with full power to act alone), my true and lawful attorney(s) and proxy(ies) with full power of substitution, for me and in my name, place and stead, to vote all of the Common Shares of the Company standing in my name on its books at the close of business on March 10, 2009 at the Annual Meeting of Shareholders to be held at the Company’s Corporate Office Building, 2105 North State Road 3 Bypass, Greensburg, Indiana on April 29, 2009, at 10:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1.              Election of Directors. To elect as directors the following eight (8) nominees: William G. Barron, Archie M. Brown, Jr., Brian J. Crall, Philip A. Frantz, Rick S. Hartman, D. J. Hines, Robert E. Hoptry, and Douglas I. Kunkel.

☐ FOR all nominees (except as otherwise indicated below)	☐ WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTIONS:          To withhold authority to vote for any individual nominee, write that nominee’s name on the line below)

_______________________________________________________________________________

2.              Amendment to the Company’s Restated Articles of Incorporation. To amend the Company’s Restated Articles of Incorporation, as amended, to increase the authorized shares of common stock to 100,000,000 shares.

☐ For	☐ Against	☐ Abstain

3.              Approval of an advisory proposal on the Company’s executive compensation policies and procedures.

☐ For	☐ Against	☐ Abstain

4.              Ratification of the appointment of Crowe Horwath LLP.

☐ For	☐ Against	☐ Abstain

5.              Other Business.  To transact such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.  (The Board of Directors does not know of any such other matters.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1, “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AND “FOR” THE RATIFICATION OF CROWE HORWATH LLP.

Information regarding the matters to be acted upon at the meeting is contained in the Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this proxy.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT.  IF NO INSTRUCTION IS INDICATED, THEN THE ABOVE-NAMED PROXIES, OR ANY ONE OF THEM, WILL VOTE THE SHARES REPRESENTED “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1, “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AND “FOR” THE RATIFICATION OF CROWE HORWATH LLP, AND IN ACCORDANCE WITH THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

IN WITNESS WHEREOF, I have hereunto set my hand this                    day of                                   , 2009.

(Signature of Shareholder(s))

Please sign above exactly as your name(s) appears opposite the signature lines.  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If more than one trustee, all should sign.  All joint owners must sign.

An addressed postage prepaid envelope is enclosed for your convenience in promptly returning your proxy.

The prompt return of your proxy will help the Company avoid additional costs in soliciting proxies.